Exhibit 99.1

WPCS Regains Compliance with NASDAQ
Standards for Continued Listing

Recent Transactions Increase Stockholders’ Equity and Improve Liquidity

SUISUN, CA - (Marketwired - July 20, 2015) - WPCS International Incorporated (NASDAQ:WPCS), which specializes in contracting services for communications infrastructure, today announced that on July 16, 2015, it received written notification from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) that WPCS had regained compliance with the continued listing standards on the NASDAQ Capital Market and that WPCS’ common stock would continue to be listed on NASDAQ. On July 15, 2015, WPCS had informed the Staff that, as a result of closing a $1.5 million private placement, its stockholders’ equity exceeded the minimum $2.5 million stockholders’ equity requirement.

Sebastian Giordano, Interim CEO of WPCS, commented, “WPCS values its NASDAQ Capital Market listing and we are extremely pleased with the Staff’s determination. The plan we executed to regain compliance, not only increased our stockholders’ equity, but significantly improved our liquidity by eliminating short-term debt and providing additional working capital. With this hurdle behind us, we will continue pursuing a value proposition that delivers increased shareholder value.”

About WPCS International Incorporated
WPCS provides contracting services to the public services, healthcare, energy and corporate enterprise markets in the United States. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
WPCS International Incorporated
David Allen

Chief Financial Officer

Phone: 707-759-6008

Email: david.allen@wpcs.com